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The Procter & Gamble Company

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Trian Fund Management, L.P.
Trian Fund Management GP, LLC
Trian Partners, L.P.
Trian Partners Co-Investment Opportunities Fund, Ltd.
Trian Partners Master Fund, L.P.
Trian Partners Parallel Fund I, L.P.
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Trian Partners Strategic Fund-G III, L.P.
Trian Partners Strategic Investment Fund-N, L.P.
Trian Partners Strategic Fund-K, L.P.
Trian Partners Strategic Fund-C, Ltd.
Nelson Peltz
Peter W. May
Edward P. Garden
Clayton C. Daley, Jr.

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On September 29, 2017, Trian Fund Management, L.P. (“Trian”) posted to www.RevitalizePG.com the following article related to The Procter & Gamble Company, and from time to time, Trian may distribute all of selected portions of this article through various outlets.

FRIDAY, SEPTEMBER 15, 2017	© 2017 Dow Jones & Company, Inc. All Rights Reserved.

HEARD ON THE STREET

Why P&G Investors Should Want Nelson Peltz on the Board

After a half-decade of disappointments, P&G has lost the right to say: Just trust me.

By Stephen Wilmot

Rabble-rousing investor Nelson Peltz is testing the law of large numbers in his fight for a board seat at Procter & Gamble. His fellow shareholders should support him—and hope he wins despite the odds.

P&G is the largest company ever to face an activist challenge of this sort. Once the ultimate blue chip stock, a member of the Dow Jones Industrial Average since 1932, the consumer-goods giant famous for Ivory soap, Dawn dish liquid and Bounty paper towels has a market capitalization of $238 billion.

But the stock has been a laggard for the past five years. Stalwart brands have lost market share, which gets to the heart of the challenge. Prime among them is Gillette, acquired by P&G in 2005 for $54 billion. The razor brand has since lost out to subscription-based upstarts Harry’s and Dollar Shave Club in the U.S. Another notable lapse: Diapers brand Pampers has ceded hard-won ground in the huge and fast-growing Chinese market.

P&G welcomed Mr. Peltz’s Trian Fund Management when it disclosed a $3.5 billion investment in February. The mood quickly soured as management resisted Mr. Peltz’s demands for a board seat. Though the stake is large in dollar terms, it represents a puny 1.48% of the company, raising the legitimate question: Should an investor with such a small slice of a company carry outsized influence? An expensive and contentious proxy vote ahead of an annual general meeting on Oct. 10 will let shareholders decide whether he gets his seat.

Mr. Peltz argues P&G needs cultural

change. He wants P&G to improve its innovation and M&A capabilities, “up its game” in online sales and marketing, and fix an “insular culture” with more external hires. The most controversial idea is a reorganization that would give more independence—and thus accountability—to three global divisions.

P&G’s Chief Executive David Taylor argues that he has already implemented the changes necessary to fix P&G since taking the top job in late 2015. Creating three global divisions would risk undermining the company’s bargaining power with advertising agencies and retailers. He told CNBC this week a further reorganization would be “dangerous.”

Neither side throws a knockout punch when it comes to the facts. Management argues its turnaround plan is showing early progress. Organic growth, which strips out the impact of brand divestments and currency movements, improved to 2% in the most recent financial year, from 1% in the year through June 2016. But because 2% still implied market-share losses—and was possibly a touch below listed U.S. and European peers, who grew by 2.1%—Trian says the company hasn’t gone far enough. In fact, because P&G rounds organic-growth figures to the nearest whole number, unlike key peers, whether it actually outperformed the sector as defined by Trian isn’t clear.

The company’s share-price performance since Mr. Taylor’s appointment is equally inconclusive: P&G stock has outperformed the broader market, but this is heavily dependent on the low starting point. The track record is simply not long enough to support the burden of analysis being placed on it by either side.

The bluster makes it easy to forget

(over please)

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that Messrs. Peltz and Taylor ultimately want the same thing: faster growth. They also largely agree on how to achieve it: by untangling reporting lines and thus improving accountability for results. Mr. Peltz just wants to hold Mr. Taylor himself to account, which he can do better from inside the boardroom.

In taking on such a big fish, Mr. Peltz faces a peculiar challenge. Unable to amass a large stake on his own, he needs to convince a mass of loyal P&G lifers to vote for his cause. Individual shareholders, including a fair number of ex-employees, account for as much as 40% of P&G’s share register by some estimates. The company is spending an estimated $35 million on telling them how to vote. Trian has estimated its bills at $25 million.

Shareholders should cast their vote for Mr. Peltz. Having an investor in the room, among around a dozen board members, can only aid robust board discussions, the bedrock of good corporate governance. The company’s existing board is a mostly one-dimensional pantheon of establishment corporate leaders—the likes of Hewlett-Packard boss Meg Whitman and Macy’s chairman Terry Lundgren.

Voting for P&G’s existing board looks like the riskier option. The company has a record of complacency, and Mr. Taylor, for all his talk of change, is an insider. A board seat may be the only way for Mr. Peltz to assess the company’s underlying performance. It is all but impossible to judge from the outside the underlying improvement of a company that has sold as many brands as P&G has in recent years, including Duracell and CoverGirl.

A watchful outsider has a valuable role to play on the inside, and management’s stubborn resistance to his presence raises troubling questions about its openness to change. After a half-decade of disappointments, P&G has lost the right to say: Just trust me.